EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (together with the Schedules and Exhibits hereto, the "Agreement") dated as of April 1, 2003 is entered into by and among GLENCORE LTD., a Swiss corporation acting through its Stamford, Connecticut branch ("Glencore"), GLENCORE ACQUISITION I LLC, a Delaware limited liability company ("GAC" and, together with Glencore, collectively referred to at times as "Seller"), HANCOCK ALUMINUM LLC, a Delaware limited liability company ("Buyer") and CENTURY ALUMINUM COMPANY, a Delaware corporation ("Century").

                                    RECITALS:

      1. Pursuant to an Asset Purchase Agreement dated as of April 2, 2001 (the "2001 Asset Purchase Agreement"), by and among Century, Century Kentucky, Inc., a Delaware corporation ("CKI"), NSA, Ltd., a Kentucky limited partnership ("NSA") and Glencore AG, a Swiss corporation, GAC purchased an interest in an aluminum reduction plant located in Hawesville, Kentucky (the "Plant") and the aluminum reduction business conducted at the Plant (the "Business") from Century. The Plant is composed of five potlines, four of which were installed at the original construction of the Plant and one of which (the "Fifth Potline") was installed in 1999, as well as a cast house, carbon plant and other assets and facilities necessary to the Business.

      2. Under the 2001 Asset Purchase Agreement, GAC acquired (a) the Fifth Potline, together with the real property thereunder (the "Fifth Potline Interest"), (b) a twenty percent (20%) undivided interest in and to certain assets and properties comprising part of the Plant or otherwise used in the conduct of the Business, including NSA's right, title and interest in and to the Reciprocal Easement (as defined in Exhibit C) (the "20% Undivided Interest"), and (c) a membership interest equal to twenty percent (20%) of the total membership interests in Century Aluminum of Kentucky LLC ("CAK"), a Delaware limited liability company (the "Membership Interest"). In addition, Century assigned to Glencore a twenty percent (20%) interest in the benefits of the representations and warranties and indemnities of Southwire Company ("Southwire") pursuant to Century's Stock Purchase Agreement (the "Stock Purchase Agreement") with Southwire (collectively, the "Additional Interest") and NSA granted to GAC certain easements pursuant to the Glencore Reciprocal Easement (as defined in Exhibit C) (the "GAC Easement," and, together with the Fifth Potline Interest, the 20% Undivided Interest, the Membership Interest and the Additional Interest, the "Interest").

      3. Simultaneously with the closing under the 2001 Asset Purchase Agreement, CAK assigned to each of NSA and Glencore, pursuant to an Alumina Purchase Agreement, dated as of April 2, 2001, between CAK, NSA and Glencore (the "Alumina Purchase Agreement"), a pro rata interest in an agreement for the supply of sandy calcinated grade alumina which was assigned to CAK by Southwire in connection with the Stock Purchase Agreement. For purposes hereof, "pro rata" when used in relation to Glencore shall mean a twenty percent (20%) share and when used in relation to NSA shall mean an eighty percent (80%) share. Glencore's rights in, to and under the Alumina Purchase Agreement are hereinafter referred to as the "Alumina Supply Interest."

      4. Seller desires to sell to Century or Buyer, and Century desires to purchase, through Buyer, from Seller, the Interest, the Alumina Supply Interest and the GAC Purchased Working Capital, upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of premises and the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      The definitions of the following terms are set forth in the Sections specified below and will apply throughout this Agreement:

      The definitions of the following terms are set forth in the Sections specified below and will apply throughout this Agreement:

         DEFINITION                                 SECTION
         ----------                                 -------

         Affiliate                                  Section 11.1

         Additional Interest                        Recital 2

         Allocation Schedule                        Exhibit F

         Alumina Purchase Agreement                 Recital 3

         Alumina Supply Interest                    Recital 3

         Arbitrator                                 Section 3.3(b)

         Assets                                     Section 4.6

         Assumed Liabilities                        Section 2.5

         Business                                   Recital 1

         Business Day                               Section 3.3(c)

         Buyer                                      Preamble

         CAK                                        Recital 2

         Cash Payment                               Section 3.3(a)

         Century                                    Preamble

         CKI                                        Recital 1

         Claims                                     Section 4.5

         Closing                                    Section 10.1


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

         DEFINITION                                 SECTION
         ----------                                 -------

         Closing Date                               Section 10.1

         Closing Working Capital Amount             Section 3.3(b)(ii)

         Closing Working Capital Calculation        Section 3.3(b)(i)

         Code                                       Section 4.9(a)

         Deed                                       Section 10.2(d)

         Fifth Potline                              Recital 1

         Fifth Potline Interest                     Recital 2

         GAC                                        Preamble

         GAC Easement                               Recital 2

         GAC Purchased Working Capital              Section 3.3(a)

         Glencore                                   Preamble

         Glencore Reciprocal Easement               Exhibit C

         Guaranty                                   Section 6.2(b)

         Hawesville Purchase Note                   Section 3.2

         Indemnified Party                          Section 11.5

         Indemnifying Party                         Section 11.5

         Interest                                   Recital 2

         IRB                                        Section 2.5

         Letter of Credit                           Section 6.1(a)

         Letter of Credit and Reimbursement
         Agreement                                  Section 6.1(a)

         Letter of Credit Guaranty                  Section 6.1(a)


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

         DEFINITION                                 SECTION
         ----------                                 -------

         Letter of Credit Reimbursement Note        Section 3.2

         Lien                                       Section 6.2(d)(iii)

         Loss                                       Section 11.1

         Membership Interest                        Recital 2

         Mortgage                                   Section 6.2(a)

         Notes                                      Section 3.2

         NSA                                        Recital 1

         Owners Agreement                           Section 7.2

         Permitted Liens                            Section 6.2(d)(iii)

         Power Contract                             Section 6.2(d)(iv)

         pro rata                                   Recital 3

         Purchase Price                             Section 3.1

         Reciprocal Easement                        Exhibit C

         Reference Date                             Section 3.3(a)

         Reference Working Capital Amount           Section 3.3(a)

         Reimbursement Agreement                    Section 6.2(e)

         Security Agreement                         Section 6.2(a)

         Seller                                     Preamble

         Southwire                                  Recital 2

         Stock Purchase Agreement                   Recital 2

         Subsidiary Guarantors                      Section 5.1

         Taxes                                      Section 4.9(a)

         Tax Returns                                Section 4.9(b)


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

         DEFINITION                                 SECTION
         ----------                                 -------

         Third Party Claim                          Section 11.5

         Threshold                                  Section 11.3

         20% Undivided Interest                     Recital 2

         2001 Asset Purchase Agreement              Recital 1

         Working Capital                            Section 3.3(a)

                                   ARTICLE II
                           SALE AND PURCHASE OF ASSETS

      2.1 Transfer of the Interest, Alumina Supply Interest and GAC Purchased Working Capital. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign, transfer and deliver, to Buyer, and Century agrees to cause Buyer to purchase and accept from Seller, at the Closing, all of Seller's right, title and interest in and to (a) the Fifth Potline Interest, (b) the 20% Undivided Interest, (c) the Membership Interest,
(d) the Additional Interest, (e) the GAC Easement, (f) the Alumina Supply Interest and (g) the GAC Purchased Working Capital.

      2.2 The Fifth Potline Interest. The Fifth Potline Interest specifically includes the fixed and movable assets comprising pot line five (5) at the Plant, together with the real property thereunder, all as more fully described in Exhibit B hereto.

      2.3 The 20% Undivided Interest. The 20% Undivided Interest specifically includes (a) the undivided twenty percent (20%) interest of GAC as tenant in common in certain real property (as more fully described in Exhibit C hereto) and certain fixed and movable assets, comprising the Plant or otherwise used in the conduct of the Business, but not including any of the working capital of the Business, and (b) all of GAC's right, title and interest in and to the Reciprocal Easement.

      2.4 The Additional Interest. The Additional Interest specifically includes GAC's undivided twenty percent (20%) interest in all of the rights of Century under the Stock Purchase Agreement, including without limitation with respect to the representations and warranties of Southwire to the extent that they relate to the Fifth Potline Interest, the 20% Undivided Interest, the Membership Interest, the Additional Interest or the Business, and in GAC's rights to indemnification arising thereunder.

      2.5 Assumed Liabilities. On the terms and subject to the conditions of this Agreement, at Closing Century will assume and agree to pay, perform and discharge when due Glencore's and GAC's respective obligations under and with respect to (i) any remaining obligations under the industrial revenue bond relating to the Plant (the "IRB") and contingent post-closing payments


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

arising pursuant to the Stock Purchase Agreement; (ii) all liabilities of the Business, including any liabilities for matters as to which no indemnification or a partial indemnification payment is received from Southwire, and (iii) all other obligations not covered by (i) and (ii) above assumed by GAC under the 2001 Asset Purchase Agreement or the Alumina Purchase Agreement (collectively, the "Assumed Liabilities"); provided, however, that the Assumed Liabilities shall not include (i) any liability of GAC for its unpaid Taxes for periods prior to the Closing, (ii) except as provided in Section 10.4 below, any liability of GAC for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby, (iii) any liability of GAC for the unpaid Taxes of any other person, or (iv) any liabilities of GAC under the Owners Agreement as provided for in Section 6.1(c).

                                  ARTICLE III
                          PURCHASE PRICE AND ADJUSTMENT

      3.1 Purchase Price. Subject to the adjustment provided for in Section 3.3, the aggregate purchase price (the "Purchase Price") for the Interest, the Alumina Supply Interest and the GAC Purchased Working Capital will be Ninety-Nine Million Eight Hundred Eighty-Seven Thousand Seven Hundred Forty-Four United States Dollars (US$99,887,744), plus Century's assumption of the Assumed Liabilities.

      3.2 Payment of Purchase Price. At the Closing, the Purchase Price (other than the Assumed Liabilities) will be paid to GAC as follows: (A) Fifty-Nine Million Eight Hundred Eighty-Seven Thousand Seven Hundred Forty-Four United States Dollars (US$59,887,744) will be paid by Century to GAC by wire transfer of immediately available funds to the account theretofore designated by GAC in a written notice to Century; and (B) Century shall deliver to GAC two (2) non-negotiable promissory notes, each executed by Century in favor of GAC or Glencore, as the case may be, in the forms attached hereto as Exhibit D (the "Hawesville Purchase Note") and Exhibit E (the "Letter of Credit Reimbursement Note"). The Hawesville Purchase Note and the Letter of Credit Reimbursement Note are sometimes referred to herein collectively as the "Notes."

      3.3 Net Working Capital Adjustment. The Purchase Price shall be subject to adjustment for the amount of Working Capital as specified in this Section 3.3:

      (a) Reference Working Capital Amount. The parties agree that, for purposes hereof, "Working Capital" shall mean an amount equal to (i) twenty percent (20%) of the sum of the total current assets and total current liabilities of CAK, in each case including those items identified on Exhibit A hereto, plus (ii) the amount of the GAC Purchased Working Capital. "GAC Purchased Working Capital" shall mean all alumina inventory held by or on behalf of GAC as of the relevant date. For purposes of determining the Purchase Price to be paid on the Closing Date, the parties have agreed that Working Capital shall be deemed to be the amount of US$1,587,744 (the "Reference Working Capital Amount"), as calculated as of February 28, 2003 in accordance with the calculation shown on Exhibit A hereto; provided however, that in connection with the calculation of the Closing Working Capital Calculation, GAC may dispute any of the amounts included in the calculation of the Reference Working Capital Amount reflected in Exhibit A.


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

      (b) Post-Closing Adjustment.

                  (i) As promptly as practicable, but in any event within sixty
            (60) calendar days following the Closing Date, Century shall deliver to GAC a certificate setting forth the calculation of Working Capital as of the Closing Date (the "Closing Working Capital Calculation"), which shall be prepared in a manner and on a basis consistent with the calculation of the Reference Working Capital Amount shown on Exhibit A hereto.

                  (ii) In the event GAC disputes any amounts reflected in, or the calculation of, the Closing Working Capital Calculation which affects the amount of Working Capital shown thereon as of the Closing Date (the "Closing Working Capital Amount"), it shall notify Century in writing within thirty (30) calendar days after Century's delivery of the Closing Working Capital Calculation of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute. Century shall provide GAC access to the work papers of Century relating to the preparation of the Closing Working Capital Calculation. In the event of such a dispute, GAC and Century shall attempt to reconcile the differences with respect to such disputed item(s), and any resolution by them as to any disputed item(s) shall be final, binding and conclusive on the parties hereto. If GAC and Century are unable to reach a resolution with such effect within thirty (30) calendar days after receipt by Century of GAC's written notice of dispute, GAC and Century shall submit the items remaining in dispute for resolution to Deloitte & Touche LLP, or such other internationally recognized firm of independent accountant as shall be mutually acceptable to Glencore and Century ("Arbitrator"), who shall, within thirty (30) calendar days after such submission, determine and deliver to Century and GAC a report upon such remaining disputed items, and such report shall be final, binding and conclusive on GAC and Century. The Closing Working Capital Amount shall be adjusted to reflect any resolution of a dispute reached by GAC and Century or any report delivered by the Arbitrator, including any adjustments for unresolved disputed items required pursuant to Section 3.3(a).

                  (iii) The Closing Working Capital Amount shall be deemed final for the purposes of this Section 3.3 upon the earlier of (1) the failure of Glencore timely to notify Century of a dispute, (2) the resolution of all disputes, pursuant to Section 3.3(b)(ii), by Century and GAC, and (3) the resolution of all disputes, pursuant to
            Section 3.3(b)(ii), by the Arbitrator. Within three (3) Business Days after the Closing Working Capital Amount is deemed final, a Purchase Price adjustment shall be made as follows:

                  (iv) In the event the Closing Working Capital Amount exceeds the Reference Working Capital Amount, Century shall pay to GAC the amount of such excess as an adjustment to the Purchase Price by wire transfer of immediately available funds to such account as GAC shall notify Century in writing.

                  (v) In the event the Closing Working Capital Amount is less than the Reference Working Capital Amount, GAC shall pay to Century the amount of such deficiency as an adjustment to the Purchase Price by wire transfer of immediately available funds to such account as Century shall notify GAC in writing.

      (c) As used herein, "Business Day" means any day of the year on which banks are not required or authorized to close in New York, New York.

      (d) The parties agree that, in the event of the submission of any dispute regarding Working Capital to the Arbitrator, the parties shall share equally the fees and expenses of the Arbitrator required to be paid therefor.

      3.4 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Exhibit F attached hereto.

      3.5 Effectiveness. In the event that the Closing shall occur, Century and GAC agree that the results of operations of the Business acquired by Buyer hereunder from 12:01 am on the Closing Date shall be for the account of Buyer.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Century as follows:

      4.1 Organization and Good Standing. Glencore is a corporation duly organized, validly existing and in good standing under the laws of Switzerland with a branch office in Stamford, Connecticut. Glencore has all requisite power and authority to own its properties, including the Alumina Supply Interest, and to conduct its business as presently conducted. GAC is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties, including without limitation, the Fifth Potline Interest, the 20% Undivided Interest, the GAC Purchased Working Capital, the Membership Interest and the Additional Interest, and to conduct its business as presently conducted.

      4.2 Authority; Enforceability. Glencore has all requisite power and authority to execute, deliver and perform its obligations arising under this Agreement and to consummate the transactions contemplated hereby and GAC has all requisite power and authority to execute, deliver and perform this Agreement and the Deed and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and, in the case of GAC, the Deed, and the consummation of the transactions contemplated hereby and thereby, have been, or will be on or prior to the Closing Date, duly and validly authorized by all necessary action on the part of Glencore and GAC, as the case may be. This Agreement has been duly executed and delivered by each of Glencore and GAC and constitutes a valid and binding obligation of Glencore and GAC, enforceable against Glencore and GAC in accordance with its terms. When executed and delivered by GAC, on and as of the Closing Date, the Deed will have been duly executed and delivered by GAC, and will constitute a valid and binding obligation of GAC, enforceable against GAC in accordance with its terms.

      4.3 No Conflict or Breach. The execution, delivery and performance of this Agreement and, in the case of GAC, the Deed, do not and will not:

      (a) conflict with or constitute a violation of the Certificate of Formation or other constitutive documents of either Glencore or GAC, as the case may be;

      (b) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Glencore, GAC, the Interest, the Alumina Supply Interest, the GAC Purchased Working Capital or any portion of any thereof;

      (c) conflict with, constitute a default under, result in a breach or acceleration of or require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which Glencore or GAC is party or by which it is bound or by which the Interest, the Alumina Supply Interest, the GAC Purchased Working Capital or any portion of any thereof is affected; or

      (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the Interest, the Alumina Supply Interest, the GAC Purchased Working Capital or any portion of any thereof (except as provided in Section 6.2(a) hereof).

      4.4 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by each of Glencore and GAC and of the Deed by GAC do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any governmental authority, except as described in Schedule 4.4 attached hereto.

      4.5 Litigation. There are no pending or, to the knowledge of Glencore or GAC, threatened claims, actions, suits, arbitration proceedings, inquiries, hearings, injunctions or investigations ("Claims") against Glencore or GAC which if adversely determined would result in a lien on the Interest, the Alumina Supply Interest or the GAC Purchased Working Capital or that may affect this Agreement, the Deed or the transactions contemplated hereby or thereby.

      4.6 Valid Title; No Liens. (i) Seller is the sole and exclusive owner of, and has good, valid and marketable title, and in the case of real property (including without limitation all land and buildings and other improvements thereon, together with all tenements, hereditaments and appurtenances thereto), good, marketable and insurable title in fee simple, to, all of the assets, properties and rights which constitute a part of the Interest, the Alumina Supply Interest or the GAC Purchased Working Capital (such assets, properties and rights are hereinafter referred to as the "Assets") wherever located, free and clear of all Liens other than Permitted Liens, and (ii) no other person or legal entity has or will have at Closing any interest whatsoever in any of the Assets. At Closing, Seller will transfer and convey to Buyer, and Buyer will acquire, good, valid and marketable title to the Assets, free and clear of all Liens of any kind or nature whatsoever, other than Permitted Liens.

      4.7 GAC Purchased Working Capital. The information delivered by GAC to Century regarding the GAC Purchased Working Capital in connection with the calculation of the Reference Working Capital Amount was true, accurate and complete.


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

      4.8 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Seller in connection with the negotiation or consummation of this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from Seller.

      4.9 GAC Tax Matters.

      (a) For the purposes of this Agreement, "Taxes" are any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code of 1986 (the "Code") section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      (b) GAC has filed all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedules or attachments thereto, and including any amendments thereof ("Tax Returns") that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by GAC (whether or not shown on any Tax Return) have been paid. GAC is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where GAC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of GAC that arose in connection with any failure (or alleged failure) to pay any Tax.

      (c) No member or director or officer of GAC has any knowledge that any authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of GAC either (A) claimed or raised by any authority in writing or (B) as to which any of the members or the directors or officers of GAC has knowledge. Except as provided by Schedule 4.9, no Tax Return filed with respect to GAC has been or currently is the subject of audit.

      (d) GAC has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. GAC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662. GAC is not a party to any Tax allocation or sharing agreement. GAC has no liability for the Taxes of any other person.

      4.10 Disclosure. No representation, warranty or statement made by Glencore or GAC in this Agreement, or in any document furnished or to be furnished to Century or Buyer by or on behalf of Glencore or GAC pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.


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

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF CENTURY

      Century represents and warrants to Seller as follows:

      5.1 Organization and Good Standing; Governing Documents. Century is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Century has all requisite power and authority to own its properties and to conduct its business as presently conducted. Buyer is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties and to conduct its business as presently conducted. Each of CKI, Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Metalsco, Ltd. and Skyliner, Inc. (collectively, together with NSA, the "Subsidiary Guarantors") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation, and NSA is a limited partnership duly organized, validly existing and in good standing under the laws of Kentucky. Each of the Subsidiary Guarantors has all requisite power and authority to own its properties and to conduct its business as presently conducted.

      5.2 Authority; Enforceability. Century has all requisite power and authority to execute and deliver this Agreement, the Notes and the Reimbursement Agreement and to consummate the transactions contemplated hereby and thereby. Buyer has all requisite power and authority to execute and deliver this Agreement, the Security Agreement, the Mortgage and the Guaranty and to consummate the transactions contemplated hereby and thereby. Each of the Subsidiary Guarantors has all requisite power and authority to execute and deliver the Guaranty and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement, the Notes, the Reimbursement Agreement, the Security Agreement, the Mortgage and the Guaranty and the consummation of the transactions contemplated hereby and thereby have been, or will be on or prior to the Closing Date, duly and validly authorized by all necessary action on the part of Century, Buyer and/or each of the Subsidiary Guarantors, as the case may be. This Agreement has been duly executed and delivered by each of Century and Buyer and constitutes a valid and binding obligation of each of Century and Buyer, enforceable against each of Century and Buyer in accordance with its terms. When executed and delivered by Century, Buyer and/or each of the Subsidiary Guarantors, as the case may be, on and as of the Closing Date, the Notes, the Reimbursement Agreement, the Security Agreement, the Mortgage and the Guaranty will have been duly executed and delivered by Century, Buyer and/or each of the Subsidiary Guarantors, as the case may be, and will constitute valid and binding obligations of Century, Buyer and/or each of the Subsidiary Guarantors, as the case may be, enforceable against Century, Buyer and/or each of the Subsidiary Guarantors, as the case may be, in accordance with their terms.

      5.3 No Conflict or Breach. The execution, delivery and performance of this Agreement, the Notes, the Reimbursement Agreement, the Security Agreement, the Mortgage and the Guaranty will not:

      (a) conflict with or constitute a violation of the Articles of Incorporation, By-Laws or other constitutive documents of Century, Buyer or any of the Subsidiary Guarantors;

      (b) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Century, Buyer or any of the Subsidiary Guarantors; or

      (c) conflict with, constitute a default under, result in a breach or acceleration of or require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which Century, Buyer or any of the Subsidiary Guarantors is party or by which it is bound, other than notices which have been given and consents which have been obtained.

      5.4 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement, the Notes, the Security Agreement, the Mortgage and the Guaranty do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any governmental authority, except as described in Schedule 5.4 attached hereto.

      5.5 Litigation. There are no Claims pending or, to the knowledge of Century, threatened, against Century, Buyer or any of the Subsidiary Guarantors or their respective operations relating to or arising out of, or that may affect, this Agreement, the Notes, the Security Agreement, the Mortgage or the Guaranty or the transactions contemplated hereby or thereby.

      5.6 Working Capital. The information included in the calculation of (a) the Reference Working Capital Amount was, and (b) the Closing Working Capital Amount shall be (other than such information as is provided by GAC) true, accurate and complete.

      5.7 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Century in connection with the negotiation or consummation of this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from Century.

      5.8 Disclosure. No representation, warranty or statement made by Century, Buyer or any Subsidiary Guarantor in this Agreement, or in any document furnished or to be furnished to Glencore or GAC by or on behalf of Century pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
                              INDIVIDUAL COVENANTS

      6.1 Covenants of Glencore.

      (a) Letter of Credit. In connection with the consummation of the transactions contemplated by the 2001 Asset Purchase Agreement, Citibank, N.A. issued a letter of credit (the "Letter of Credit") as credit enhancement for the IRB, which Letter of Credit was issued pursuant to the Letter of Credit and Reimbursement Agreement dated as of October 10, 2001 among NSA, Glencore and Citibank, N.A (the "Letter of Credit and Reimbursement Agreement"). Glencore guaranteed payments by NSA to Citibank, N.A. under the Letter of Credit and Reimbursement Agreement (the "Letter of Credit Guaranty"). Glencore shall keep the Letter of Credit Guaranty in place following the

      Closing until payment in full of the Hawesville Purchase Note (whether on the maturity date, by acceleration or otherwise), at which time the Letter of Credit shall be replaced by a letter of credit posted by Century. Until the Letter of Credit Guaranty is terminated, Glencore shall continue to perform all of its obligations under the Letter of Credit and Reimbursement Agreement.

      (b) Substitution of Collateral. GAC agrees that Century shall be entitled to substitute such other security in lieu of the Membership Interest as may be reasonably acceptable to GAC and, in such event, the security interest in the Membership Interest granted to GAC pursuant to Section 6.2(a) and the Security Agreement shall be released and GAC and Century or Buyer, as the case may be, shall execute and deliver such amendment to the Security Agreement, Uniform Commercial Code financing statements or amendments thereto and such other documents and instruments as may be reasonably requested by either of them in order to effect such release and pledge in substitution therefor.

      (c) CAK Operating Costs. Notwithstanding the assignment of the Owners Agreement and the termination of the guarantees thereunder as provided for in Section 7.2 hereof, Seller agrees to pay to CAK any and all Operating Costs, Extras (each such term having the meaning given thereto in the Owners Agreement) and other amounts as may be determined to have been due from GAC to CAK pursuant to the Owners Agreement for the period prior to or on the Closing Date within ten (10) days after receipt of a request therefor, and Seller and Century agree that any dispute with respect to any such Operating Costs, Extras or other amounts shall be resolved in accordance with the dispute resolution mechanism provided for in the Owners Agreement.

      6.2 Covenants of Century.

      (a) Security. As security for the performance of Century's obligations under the Notes, Buyer, GAC and Glencore shall enter into a security agreement in the form attached hereto as Exhibit G (the "Security Agreement"), pursuant to which Buyer shall grant to GAC and Glencore a first priority security interest in and to (i) the Fifth Potline Interest,
      (ii) the 20% Undivided Interest, (iii) the Membership Interest, (iv) the Additional Interest, (v) the GAC Easement and (vi) the Alumina Supply Interest, which security interest shall be granted and perfected on or prior to the Closing Date. Buyer shall grant a mortgage in favor of GAC and Glencore (the "Mortgage") to more fully reflect and record the security interest granted in (x) the real property and improvements constituting a part of the Fifth Potline Interest, (y) the GAC Easement and (z) the real property and improvements constituting a part of the 20% Undivided Interest.

      (b) Guaranty. As further security for the performance of its obligations under the Notes, Century shall cause Buyer, CKI, NSA, Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Metalsco, Ltd. and Skyliner, Inc. to execute and deliver a guaranty to GAC and Glencore of Century's obligations arising under the Notes (the "Guaranty").

      (c) Real Estate Easements. Century agrees that the GAC Easement and the easements granted pursuant to the Reciprocal Easement shall remain in place for so long as GAC holds the security interest granted pursuant to the Security Agreement.

      (d) Negative Covenant. Century agrees that, so long as GAC holds a security interest in the Membership Interest, Century shall not:

                  (i) permit CAK to issue additional membership interests
            therein such that the Membership Interest shall be diluted,

                  (ii) permit CAK to incur indebtedness, other than (A) trade payables arising in the ordinary course of business and obligations in respect of trade letters of credit or bankers' acceptances issued in respect of trade payables, and (B) advances by members in respect of operating costs of CAK,

                  (iii) permit CAK to incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, other than (A) Liens existing on the Closing Date and any extensions, renewals or replacements thereof, (B) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations (including without limitation obligations pursuant to environmental laws), surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business, (C) Liens imposed by law, such as carriers', vendors', warehousemen's and mechanics' liens, in each case for sums not yet due or which are being contested in good faith and by appropriate proceedings, (D) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith by appropriate proceedings, (E) Liens securing reimbursement obligations with respect to letters of credit that solely encumber documents and other property relating to such letters of credit and the proceeds thereof, (F) licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business, (G) judgment liens and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no judgment default has occurred and is continuing, and
            (H) extensions, renewals or replacements of any Liens referred to in clauses (B) through (G) (the Liens referred to in clauses (B) through (H), together with the Liens described on Schedule 6.2, collectively, "Permitted Liens"). As used herein, "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

                  (iv) permit CAK to sell, transfer or otherwise dispose of the
            Agreement for Electric Service between Kenergy (formerly GREC) and Southwire, and Amendment No. 1 thereto, each dated July 15, 1998 and all agreements related to the provision of electrical power thereunder to the Plant by or among Kenergy, LG&E Energy Corp. or LG&E Energy Marketing, Inc. and Southwire and its affiliates, assigned to Century on April 1, 2001 and further assigned by Century to CAK on April 1, 2001 (all such agreements, collectively, the "Power Contract"), without the prior consent of GAC, which shall not be unreasonably withheld; provided, that the provisions of this Section 6.2(d)(iv) shall be without prejudice to CAK's rights to sell any power obtained under the Power Contract in the ordinary course of business.

      (e) The Letter of Credit; Notes. Century shall pay and be responsible for all of the costs and expenses incurred by GAC or Glencore, as the case may be, in connection with the Letter of Credit (including, but not limited to, those arising out of the Letter of Credit and Reimbursement Agreement). At Closing, Century shall execute and deliver a Reimbursement Agreement by and between Century and Glencore (the "Reimbursement Agreement") in the form attached hereto as Exhibit H, pursuant to which Century agrees to reimburse all amounts that may be paid by Glencore under the Letter of Credit Guaranty. On or prior to payment in full of the Notes (whether at stated maturity, by acceleration or otherwise), the Letter of Credit shall be replaced by a letter of credit posted by Century. Century shall also pay and be responsible for all costs and expenses incurred by GAC or Glencore, as the case may be, in connection with the Notes, including those arising in connection with the Security Agreement, the Mortgage, the Guaranty and the Reimbursement Agreement.

                                  ARTICLE VII
                                MUTUAL COVENANTS

      Each of Seller and Century covenants and agrees with the other as follows:

      7.1 Best Efforts. Each party shall use its best efforts to make or obtain as promptly as possible all consents, approvals, authorizations, registrations and filings with all federal, state or local judicial or governmental authorities or administrative agencies as are required in connection with the consummation of the transactions contemplated by this Agreement.

      7.2 Owners Agreement and Guarantees. The parties agree to assign all of GAC's right, title and interest in and to the Owners Agreement dated as of April 2, 2001 by and among NSA, GAC and CAK, as amended to date (the "Owners Agreement"), to Buyer effective as of the Closing. Century and Glencore agree that the guarantees agreed to be delivered by each of them pursuant to the Owners Agreement shall be terminated and of no further force and effect at and as of the Closing.

      7.3 LLC Agreement. The parties agree to assign all of GAC's right, title and interest in and to the Amended and Restated Limited Liability Company Agreement of Century Aluminum of Kentucky LLC dated as of April 2, 2001 by and among CKI, GAC and CAK to Buyer, effective as of the Closing.

                                  ARTICLE VIII
                  CONDITIONS PRECEDENT TO CENTURY'S OBLIGATIONS

      The obligations of Century to consummate or cause the consummation of the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by Century prior to the Closing Date:

      8.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as though made on and as of the Closing Date.

      8.2 Compliance with Covenants. Seller shall have duly performed and complied or caused the performance or compliance with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.

      8.3 Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which would adversely affect the right of Buyer to own, operate or control the Interest or any portion thereof after the Closing Date.

      8.4 Board Approval. Century's board of directors shall have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

      8.5 Consent of Bank Lenders. Century shall have received a consent, in form and substance reasonably satisfactory to Century, from the requisite lenders under the revolving credit agreement, dated as of April 2, 2001, among Century and certain of its Affiliates, as borrowers, Fleet Capital Corporation, as agent for the lenders, Fleet Securities Inc., as arranger, Credit Suisse First Boston, as syndication agent, and the lending institutions parties thereto, to the consummation of the transactions contemplated hereby.

      8.6 Ancillary Agreements. The parties thereto (other than persons under the control of Century) shall have executed and delivered all of the documents and instruments contemplated to be delivered pursuant to Section 10.2.

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

      The obligations of Seller to consummate or cause the consummation of the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date, unless specifically waived in writing by Seller prior to the Closing:

      9.1 Representations and Warranties. The representations and warranties of Century contained in this Agreement shall have been true and correct on the date of this Agreement, and shall be true and correct on the Closing Date as though made on and as of the Closing Date.

      9.2 Compliance with Covenants. Century shall have duly performed and complied or caused the performance and compliance with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.

      9.3 Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

      9.4 Senior Management Approval. Glencore's senior management shall have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

      9.5 Ancillary Agreements. The parties thereto (other than persons under the control of Seller) shall have executed and delivered the Security Agreement, the Mortgage, the Guaranty, the Notes and the Reimbursement Agreement and all of the documents and instruments contemplated to be delivered pursuant to Section 10.3.

                                    ARTICLE X
                                     CLOSING

      10.1 Closing. The closing of the sale of the Interest, the Alumina Supply Interest and the GAC Purchased Working Capital (the "Closing") shall take place at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, New York, or such other place as may be mutually agreed upon by the parties hereto. The date of the Closing is referred to as the "Closing Date."

      10.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

      (a) A certificate of an authorized officer of GAC confirming the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof.

      (b) A copy of all corporate resolutions authorizing the execution, delivery and performance by GAC of this Agreement, the Deed, the Security Agreement and such other agreements as may be executed and delivered by GAC pursuant to this Agreement, and the consummation of the transactions contemplated herein and therein, accompanied by the certification of an authorized representative of GAC to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

      (c) Good standing certificates from the Secretary of State of Delaware and the Secretary of State of Kentucky for GAC.

      (d) A special warranty Deed for the real property and improvements constituting a part of the Interest (the "Deed"), and such other Deeds, Bills of Sale and Assignment and such other instruments of transfer as Century may request to convey and vest in Buyer all of GAC's right, title and interest in and to all of the remaining Interest, free and clear of liens arising by, through or under GAC (except as provided in Section 6.2(a) hereof); provided that in no event shall GAC be required to deliver a Deed with respect to any portion of the Interest that purports to convey greater title to such portion of the Interest than was conveyed or warranted by Century to GAC under the 2001 Asset Purchase Agreement.

      (e) An assignment of the Alumina Supply Interest executed by Glencore in favor of Buyer.

      (f) Assignments and such other documents and instruments as may reasonably be requested by Century for the assignment by GAC to Buyer of the GAC Purchased Working Capital.

      (g) An opinion of legal counsel regarding title to the real property constituting a part of the Interest.

      (h) An owner's affidavit executed by GAC regarding title to the real property constituting a part of the Interest.

      10.3 Deliveries by Century. At the Closing, Century will deliver or cause to be delivered to Seller the following:

      (a) A certificate of an authorized officer of Century confirming the satisfaction of the conditions set forth in Sections 9.1 and 9.2 as to representations, warranties and covenants of Century.

      (b) A copy of all corporate resolutions authorizing the execution, delivery and performance by Century of this Agreement and the Notes, and the consummation of the transactions contemplated herein and therein, accompanied by the certification of an authorized officer of Century to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

      (c) A copy of all corporate resolutions authorizing the execution, delivery and performance by Buyer of this Agreement, the Deed, the Security Agreement, the Mortgage and the Guaranty, and the consummation of the transactions contemplated herein and therein, accompanied by the certification of an authorized officer of Buyer to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

      (d) The Purchase Price (other than the Assumed Liabilities), in the form provided for in Section 3.2.

      (e) Original copies of the agreements referred to in Section 9.5, executed by all parties thereto other than persons under the control of Glencore.

      10.4 Transfer Costs. GAC and Buyer shall share equally (a) any fees and disbursements in connection with the transfer of the Interest, the Alumina Supply Interest and the GAC Purchased Working Capital as provided in Section 2.1, and (b) all property transfer taxes, including, without limitation, conveyance, sales, use and stamp taxes and any recording, registration, and other fees, which become payable in connection with the Closing of the transactions contemplated by this Agreement (other than any recording costs, registration and other fees incurred in connection with the Mortgage and the Security Agreement). GAC, after review and consent by Century, shall file such applications and documents as shall permit any such tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Buyer shall execute and deliver all instruments and certificates necessary to enable GAC to comply with the foregoing.

      10.5 Further Assurances. Seller will, at any time on or after the Closing Date, take any and all steps reasonably requested by Century or Buyer to confirm title to Buyer of the Interest (or any portion thereof), the Alumina Supply Interest and the GAC Purchased Working Capital, and will do, execute, acknowledge and deliver all such further acts, deeds, conveyances, powers of attorney and assurances as may be required for the more effective transfer to Buyer, or its successors or assigns, of any of the Interest, the Alumina Supply Interest and the GAC Purchased Working Capital.

                                   ARTICLE XI
                                 INDEMNIFICATION

      11.1 Indemnification by GAC. GAC will indemnify, defend and hold harmless Century and its officers, directors and Affiliates from, against, and with respect to any and all action or cause of action, loss, damage, claim, obligation, liability, penalty, fine, cost and expense (including, without limitation, reasonable attorneys' and consultants' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding, demand or request for action by any governmental or administrative entity), of any kind or character (a "Loss") arising out of or in connection with any of the following:

      (a) any breach of any of the representations or warranties of GAC or Glencore contained in or made pursuant to this Agreement;

      (b) any failure by GAC or Glencore to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; and

      As used in this Article XI, the term "Affiliate" means, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that for purposes hereof, with respect to Glencore and GAC, "Affiliate" shall not include Century, Buyer, CAK, NSA or any other person that is controlled, directly or indirectly by Century, and with respect to Century and Buyer, "Affiliate" shall not include Glencore or GAC or any other entity that is not controlled, directly or indirectly, by Century.

      11.2 Indemnification by Century. Century will indemnify, defend and hold harmless Seller and each of their officers, directors and Affiliates from, against and with respect to any Loss arising out of or in connection with any of the following:

      (a) any breach of any of the representations and warranties of Century contained in or made pursuant to this Agreement;

      (b) any failure by Century or Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; and

      (c) the Assumed Liabilities.

      11.3 Indemnification Threshold. Neither party will be entitled to indemnification under Section 11.1(a) and (b) or Section 11.2(a) and (b) hereof until such party has sustained aggregate Losses under such Sections in excess of One Hundred Thousand Dollars (US$100,000.00) (the "Threshold"). If either party suffers indemnifiable Losses in excess of the Threshold, such party will be entitled to indemnification hereunder with respect to the aggregate amount of all such indemnifiable Losses and not merely the amount in excess of the Threshold.

      11.4 Time Limits on Indemnification. Neither party will have liability to the other party for indemnification under Section 11.1(a) or Section 11.2(a) hereof unless notice of the Loss is given by the Indemnified Party to the Indemnifying Party within two (2) years of the Closing Date.

      11.5 Notice of Third Party Claim. A party that may be entitled to be indemnified pursuant to Section 11.1 or 11.2 (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") in writing within fifteen (15) days of notice of any pending or threatened claim or demand asserted by a third party which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement ("Third Party Claims") against the Indemnified Party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is materially prejudiced by such failure. Subject to the Indemnifying Party's right to defend in good faith Third Party Claims as hereinafter provided, the Indemnifying Party shall satisfy or contest its obligations under this Article XI within fifteen (15) days after the receipt of written notice thereof from the Indemnified Party. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from a Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnified Party may participate in such defense and retain separate counsel at its own cost and expense, without prejudice to the rights of the parties to control the defense of their respective interests. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld); provided, however that any such settlement shall in all cases release the Indemnified Party from all liability with respect thereto.

      11.6 Claims between Buyer and GAC. Century and GAC shall attempt to resolve between themselves any claims for indemnification hereunder not a result of a Third Party Claim. The notification provisions of Section 11.5 shall also apply to claims between Century and GAC. Any disputes not resolved within ninety
(90) days of notice shall be settled by arbitration as provided in Section 13.7.

      11.7 Dollar Limit on Indemnification by Century and GAC. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Losses which may be recovered (a) from GAC or its Affiliates by Century and its Affiliates arising out of or resulting from the causes enumerated in Section 11.1(a) (with the exception of any Losses relating to or arising from the breach of any representation or warranty contained in
Section 4.1, 4.2, 4.3, 4.6 or 4.9) or (b) from Century or its Affiliates by GAC and its Affiliates arising out of or resulting from the causes enumerated in
Section 11.2(a) (with the exception of any Losses relating to or arising from the breach of any representation or warranty contained in Section 5.1, 5.2 or 5.3), shall in either case be an amount equal to Ten Million Dollars (US$10,000,000).

      11.8 Exclusive Remedies. Except in respect of injunctive relief to the extent available, the parties hereto acknowledge and agree that following the Closing the indemnification provisions of this Article XI shall be the sole and exclusive remedies of, on the one hand, GAC and its Affiliates against Century and its Affiliates, and on the other hand, Century and its Affiliates against GAC and its Affiliates, for any breach of the representations, warranties, covenants or agreements of GAC or Century, as the case may be, hereunder.

                                   ARTICLE XII
                                   TERMINATION

      12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

      (a) By the mutual written consent of GAC and Century;

      (b) By GAC (if Seller is not then in breach of any term of this Agreement), if Century (i) fails to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breaches any of its representations or warranties contained herein, which failure or breach is not cured within ten (10) days after GAC has notified Century of its intent to terminate this Agreement pursuant to this subparagraph;

      (c) By Century (if Century is not then in breach of any term of this Agreement), if Seller (i) fails to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breaches any of its representations or warranties contained herein , which failure or breach is not cured within ten (10) days after Century has notified GAC of its intent to terminate this Agreement pursuant to this subparagraph;

      (d) By either GAC or Century, if there is any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Seller or Century which prohibits or restrains Seller or Century from consummating the transactions contemplated hereby; or

      (e) By either party if the Closing has not occurred by the later of (i) sixty (60) days after the date hereof, or (ii) June 2, 2003.

      12.2 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under Sections 13.2 (with respect to expenses) and 13.3 (with respect to publicity); provided, however, that termination pursuant to Sections 12.1(b) or (c) will not relieve the defaulting or breaching party from any liability to any other party hereto.

                                  ARTICLE XIII
                                  MISCELLANEOUS

      13.1 Bulk Sales. The parties agree to waive the requirements, if any, of all applicable bulk sales laws.

      13.2 Expenses. Except as set forth in Section 3.3(b) (Post-Closing Adjustment), Section 6.2(e) (the Letter of Credit; Notes) or in Section 10.4 (Transfer Costs), each party shall bear its own fees, costs and expenses incurred in connection with the transactions contemplated hereby.

      13.3 Publicity. Except as may be required by law or stock exchange rules, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided that nothing in this Section 13.3 shall prohibit Century from disclosing information regarding the transactions contemplated by this Agreement, upon request, to stock analysts in the ordinary course of business and consistent with past practice. Notwithstanding the foregoing, where an announcement is required by law or stock exchange rules, the party required to make such an announcement shall notify the other party of such requirement (and provide a copy of such announcement to the other party) as soon as practicable in advance of such announcement and, to the extent practical, take the views of the other party in respect of such announcement into account prior to making such announcement.

      13.4 Best Efforts. Each party hereto agrees to use its best efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

      13.5 Notices. All notices, demands and other communications made hereunder will be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by telecopy (with telephone confirmation), and will be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to telecopy machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Seller:

Glencore Acquisition I LLC
c/o Glencore Ltd.
301 Tresser Boulevard
Stamford, Connecticut 06901-3244
Attention:  Aluminum/Alumina Department
Facsimile No.:  (203) 978-2610

If to Century or Buyer:

Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, CA  93940
Attention:  Gerald J. Kitchen
Facsimile No.:  (831) 642-9328

      13.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state.

      13.7 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration administered by the American Arbitration Association in New York City under its Commercial Arbitration Rules. The panel of arbitrators shall consist of three arbitrators. Each party shall select one arbitrator and the two selected arbitrators shall select a third to complete the panel. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The determination of the arbitrators shall be final and binding on the parties.

      13.8 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      13.9 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of all other parties hereto, and any purported assignment without such consent shall be void.

      13.10 Third Party Beneficiaries. None of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any person or entity which is not a party to this Agreement.

      13.11 Headings. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

      13.12 Amendments. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by all parties hereto and the parties hereto waive the right to amend the provisions of this Section orally.

      13.13 Specific Performance. Seller acknowledges that each of the Fifth Potline Interest, the 20% Undivided Interest, the Membership Interest, the Additional Interest, the GAC Easement, the Alumina Supply Interest and the GAC Purchased Working Capital are unique and that if Seller fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to Century for which there will be no adequate remedy at law. Century shall be entitled, in addition to its other remedies pursuant to Article XI hereof, to specific performance of this Agreement if Seller will, without cause, refuse to consummate the transactions contemplated by this Agreement.

      13.14 Access to Records. After the Closing, each of Century and GAC will permit the other and its counsel, accountants and other representatives reasonable access at such times as Century and GAC may agree to records relating to the Plant, its operation or the Business as operated during the period from April 2, 2001 until the Closing Date for accounting, financial, and tax purposes.

      13.15 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement will not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there will be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

      13.16 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer or representative as of the date first above written.

                                               CENTURY ALUMINUM COMPANY

                                          By:
                                               --------------------------
                                               Name:
                                               Title:

                                               GLENCORE LTD.

                                          By:
                                               --------------------------
                                               Name:
                                               Title:

                                               GLENCORE ACQUISITION I LLC

                                          By:
                                               --------------------------
                                               Name:
                                               Title:

                                               HANCOCK ALUMINUM LLC

                                          By:
                                               --------------------------
                                               Name:
                                               Title:

                                    EXHIBIT A

                        Reference Working Capital Amount

REFERENCE WORKING CAPITAL AMOUNT CALCULATION

                                                              As of February 28,
                                                                     2003
                                                              ------------------

CENTURY ALUMINUM OF KENTUCKY LLC:                               $

CASH                                                                (740,577)
ACCOUNTS RECEIVABLE, TRADE                                           173,035
INVENTORIES                                                       21,451,201
PREPAID & OTHER ASSETS                                             1,622,771
----------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                            $ 22,506,430
----------------------------------------------------------------------------

ACCOUNTS PAYABLE, TRADE                                         $(18,794,511)
ACCRUED & OTHER CURRENT LIABILITIES                               (4,473,198)
----------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                       $(23,267,709)
----------------------------------------------------------------------------

----------------------------------------------------------------------------
TOTAL WORKING CAPITAL                                           $   (761,279)
----------------------------------------------------------------------------

20% OF TOTAL WORKING CAPITAL                                    $   (152,256)
GAC PURCHASED WORKING CAPITAL                                   $  1,740,000
============================================================================
WORKING CAPITAL                                                 $  1,587,744
============================================================================

                                    EXHIBIT B

                            Fifth Potline Description

            Fee simple ownership of all of Parcel No. 1 as described herein, all as described herein, together with the buildings and improvements thereon and the rights, easements and appurtenances thereunto belonging, said tract or parcel of land is situate in Hancock County, Kentucky, and are more particularly bounded and described as follows:

                                  PARCEL NO. 1

                               5TH POT LINE TRACT

            Commencing at the northwest corner of the Southwire Company Kentucky Plant (SCKP) facility (aka Rod and Cable Mill) 52.172 acre tract; thence North 61 degrees 54 minutes 49 seconds West 984.85 feet to the true POINT OF BEGINNING A 1/2 inch iron pipe set this survey; all iron pipe set this survey are 18" long schedule 40 steel pipe with a yellow plastic identifier marked "RINEY-PLS 2492" and being a common corner between the outlot for Potline No. 5 and the outlot for Potlines No. 1 through No. 4 (inclusive); thence South 54 degrees 55 minutes 18 seconds West 121.02 feet to an iron pipe set this survey near the edge of an asphalt drive; thence South 35 degrees 07 minutes 00 seconds East 88.87 feet to an iron pipe set this survey at the corner of a concrete parapet; thence South 54 degrees 59 minutes 13 seconds West 62.00 feet to an iron pipe set this survey at the corner of a concrete parapet wall; thence North 34 degrees 51 minutes 53 seconds West 88.80 feet to an iron pipe set this survey near the edge of an asphalt drive; thence South 54 degrees 55 minutes 18 seconds West 141.16 feet to an iron pipe set this survey in the asphalt pavement; thence North 34 degrees 54 minutes 40 seconds West 1,258.51 feet to an iron pipe set this survey in the asphalt pavement; thence North 55 degrees 14 minutes 55 seconds East 83.70 feet to an iron pipe set this survey near the south edge of an asphalt drive; thence North 34 degrees 32 minutes 25 seconds West just outside the edge of a concrete utility trough, passing an iron pipe set this survey at 112.75 feet, in all a total distance of 116.73 feet to a point situated just north of a concrete utility trough; thence generally parallel with the concrete utility trough North 54 degrees 59 minutes 03 seconds East 278.52 feet to an iron pipe set this survey in the graveled area of the electrical switch yard/transformer yard; thence

            South 34 degrees 49 minutes 47 seconds East 118.16 feet to an iron pipe set this survey near the south edge of an asphalt drive; thence South 55 degrees 16 minutes 19 seconds West 40.48 feet to an iron pipe set this survey; thence generally following the building wall between Potline No. 5 and Potline No. 4 South 34 degrees 58 minutes 38 seconds East 1,256.54 feet to the point of beginning, containing
            10.204 acres, more or less, per survey by HRG, PLLC dated March 8, 2001 and signed March 23, 2001.

                                    EXHIBIT C

                20% Undivided Interest Real Property Description

            An undivided 20% interest as a tenant in common in (a) Parcel No. 2, (less Exception No. 1, Exception No. 2 and Exception No. 3) and (b) Parcel No. 3, all as described herein, together with the buildings and improvements thereon and the rights, easements and appurtenances thereunto belonging, said tracts or parcels of land are situate in Hancock County, Kentucky, and are more particularly bounded and described as follows:

                                  PARCEL NO. 2

                              NSA, LTD. EAST TRACT

            Beginning at an iron pipe set this survey (all iron pipes set this survey are 1/2 inch I.D. steel pipe bearing a yellow plastic identifier marked "RINEY-PLS 2492") in the northern line of KY 271 being the southwestern corner to the remaining Southwire Company property (rod and cable mill/SCKP facility plant site, a 52.172 acre site); thence with the northern right of way of said public highway the following five courses: South 55 degrees 06 minutes 31 seconds West 22.77 feet to a P.K. nail set this survey near the centerline of an asphalt access drive; South 54 degrees 50 minutes 08 seconds West 189.00 feet to a concrete right of way marker found broken flush with the ground level; South 55 degrees 46 minutes 37 seconds West 304.39 feet to a iron pipe set this survey; South 54 degrees 50 minutes 08 seconds West 300.00 feet to a concrete right of way marker found; South 53 degrees 57 minutes 07 seconds West 648.34 feet to a 1/2 inch iron pipe set this survey; thence along a curve to the right having a radius of 522.96 feet and a chord bearing North 80 degrees 22 minutes 47 seconds West 737.56 feet to a concrete right of way marker found in the eastern right of way of KY 334; thence with the eastern right of way of said public highway the following eighteen courses: North 35 degrees 29 minutes 26 seconds West 449.41 feet to a concrete right of way marker found; North 35 degrees 32 minutes 28 seconds West 330.66 feet to a concrete right of way marker found; thence along a curve to the right having a radius of 904.93 feet and a chord bearing North 29 degrees 46 minutes 42 seconds West 174.82 feet to a concrete right of way marker found; North 21 degrees 05 minutes 56 seconds West 170.26 feet to a concrete right of way marker found; North 24 degrees 21 minutes 50 seconds West
            500.69 feet to a concrete right of way marker found; North 24 degrees 17 minutes 49 seconds West 353.12 feet to a concrete right of way marker found; thence along a curve to the left having a radius of 11,519.16 and a chord bearing North 25 degrees 30 minutes 15 seconds West 452.97 feet to a concrete right of way marker found; North 26 degrees 35 minutes 58 seconds West 495.91 feet to a concrete right of way marker found; North 25 degrees 47 minutes 22 seconds West 734.10 feet to a concrete right of way marker found broken flush with the ground level; North 25 degrees 12 minutes 26 seconds West 262.59 feet to a 1/2 inch iron pipe set this survey; North 24 degrees 30 minutes 25 seconds West 432.63 feet to a 1/2 inch iron pipe set this survey westward of disturbed concrete right of way marker; North 19 degrees 16 minutes 29 seconds West 147.50 feet to a concrete right of way marker found; thence along a curve to the right the three monumented chords being North 17 degrees 56 minutes 48 seconds West 320.66 feet to an iron pipe set this survey; North 15 degrees 50 minutes 14 seconds West 90.73 feet to a concrete right of way marker found; North 13 degrees 36 minutes 44 seconds West 376.42 feet to a concrete right of way marker found; thence North 03 degrees 51 minutes 00 seconds East 73.98 feet to a concrete right of way marker found; thence North 11 degrees 25 minutes 30 seconds West 200.60 feet to a concrete right of way marker found; thence North 13 degrees 45 minutes 21 seconds West 259.39 feet to a concrete right of way marker found; thence along a curve to the right having a radius of 5,453.84 feet and a chord bearing North 10 degrees 06 minutes 18 seconds West 346.63 feet to a steel 'T' pin (with a metal identifier marked "JDQ 2365 property line") found marked "JDQ property corner" at the southwestern corner of the Big Rivers R.E.C.C. property (D.B. 71, Pg. 380); thence with the southern line of Big Rivers North 51 degrees 44 minutes 04 seconds East 3,430.99 feet to a 1/2 inch iron pipe set this survey in the bottom of a ravine flowing into the Ohio River, the property line extending along a bearing North 51 degrees 44 minutes 04 seconds East to the low water mark of the Ohio River; thence meandering along the random line near the top of the river bank (the actual property line traversing along the low water mark of the southern shore of the Ohio River) the following seven courses: South 24 degrees 42 minutes 59 seconds East (passing a 1/2 inch iron pipe; reference point; set this survey at 110.00 feet) in all a total distance of 822.23 feet; South 24 degrees 07 minutes 05 seconds East
            674.72 feet to a 1/2 inch iron pipe set this survey; South 22 degrees 16 minutes 11 seconds East 599.87 feet to a 1/2 inch iron pipe set this survey; South 18 degrees 35 minutes 43 seconds East 911.86 feet to a 1/2 inch iron pipe set this survey; South 26 degrees 21 minutes 30 seconds East 800.72 feet to a 1/2 inch iron pipe set this survey; South 23 degrees 24 minutes 42 seconds East 814.92 feet to a 1/2 inch iron pipe set this survey; South 14 degrees 31 minutes 21 seconds East 469.18 feet to a 1/2 inch iron pipe set this survey, the actual property line extending from the low water mark of the Ohio River on a bearing of South 69 degrees 45 minutes 26 seconds West through said point; thence continuing along a new division line the following four courses along a remnant portion of the Southwire Company property (around the "rod and cable mill"/SCKP facility plant, a 52.172 acre site) and being generally parallel with and approximately one foot outside the existing chain line fence: South 69 degrees 45 minutes 26 seconds West 218.46 feet to a 1/2 inch iron pipe set this survey; South 10 degrees 02 minutes 39 seconds West 468.03 feet to a 1/2 inch iron pipe set this survey; South 54 degrees 57 minutes 15 seconds West 1,044.36 feet to a 1/2 inch iron pipe set this survey; South 34 degrees 58 minutes 11 seconds East 1,454.63 feet to the point of beginning, containing 487.777 acres, more or less, per survey by HRG, PLLC dated March 8, 2001 and signed March 23, 2001. The survey reference line is located along the top of the Ohio River bank and/or along the eastern perimeter fence.

            There is expressly EXCEPTED and RESERVED from the above described Parcel No. 2, and not conveyed herein, the following parcels:

                                 EXCEPTION NO. 1

                            SOUTHWIRE COMPANY OUTLOT

            Beginning at a steel 'T' pin found (with a metal identifier marked "JDQ 2365 property line") marked JDQ property corner in the eastern right of way of KY 334, said point being the southwestern corner of the Big Rivers R.E.C.C. property (D.B. 71, Pg. 380); thence with the southern line of Big Rivers North 51 degrees 44 minutes 04 seconds East 1,392.82 feet to an iron pipe set this survey (all iron pipes set this survey are 1/2 inch I.D. steel pipe bearing a yellow plastic identifier marked "RINEY-PLS 2492") approximately 20 feet northward of the perimeter chain link fence; thence with a new division line the following six courses: South 9 degrees 42 minutes 36 seconds East 996.75 feet to an iron pipe set this survey; South 57 degrees 23 minutes 42 seconds West 319.12 feet to an iron pipe set this survey westward of the existing rail spur line; South 35 degrees 49 minutes 39 seconds East 397.49 feet to an iron pipe set this survey westward of the existing spur line;

            South 11 degrees 07 minutes 20 seconds West 31.29 feet to an iron pipe set this survey northward of an existing gravel access drive; South 57 degrees 10 minutes 12 seconds West 227.51 feet to an iron pipe set this survey northward of an existing gravel access drive and approximately 20 feet eastward of a pump house; South 54 degrees 05 minutes 36 seconds West passing an iron pipe set this survey at
            450.71 feet westward of an abandoned asphalt runway; in all a total distance of 935.46 feet to an iron pipe set this survey in the eastern right of way of KY 334; thence with the eastern right of way of said public highway the following six courses: along a curve to the right having a radius of 5,567.18 feet and a long chord bearing North 15 degrees 50 minutes 14 seconds West 90.73 feet to a concrete right of way marker found; thence along a curve to the right having a radius of 5,499.44 feet and a long chord bearing North 13 degrees 36 minutes 44 seconds West 376.42 feet to a concrete right of way marker found; North 3 degrees 51 minutes 00 seconds East 73.98 feet to a concrete right of way marker found; North 11 degrees 25 minutes 30 seconds West 200.60 feet to a concrete right of way marker found; North 13 degrees 45 minutes 21 seconds West 259.39 feet to a concrete right of way marker found; thence along a curve to the right having a radius of 5,453.84 feet and a chord bearing North 10 degrees 06 minutes 18 seconds West 346.63 feet to the point of beginning, containing 36.755 acres, more or less, per survey by HRG, PLLC dated March 8, 2001 and signed March 23, 2001.

            Exception No. 1 is the same property reserved in that certain deed from Southwire Company to NSA, Ltd. dated March 26, 2001, of record in the Office of the Recorder of Hancock County, Kentucky in Deed Book 124, at page 102.

                                 EXCEPTION NO. 2

                    NSA, LTD. POTLINES NO. 1 THROUGH 4 OUTLOT

            Commencing at the northwest corner of the Southwire Company Kentucky Plant (SCKP) facility (aka Rod and Cable Mill) 52.172 acre tract; thence North 61 degrees 54 minutes 49 seconds West 984.85 feet to an iron pipe set this survey; all iron pipe set this survey are 18" long, schedule 40 steel pipe with a yellow plastic identifier marked "RINEY-PLS 2492"; and being a common corner between the outlot for Potline No. 5 and the outlot for Potlines No. 1 through No. 4 (inclusive); thence generally following the building wall between Potline No. 5 and Potline No. 4 North 34 degrees 58 minutes 38 seconds West 1,256.54 feet to an iron pipe set this survey near the south edge of an asphalt drive; thence

            North 55 degrees 16 minutes 19 seconds East 40.48 feet to an iron pipe set this survey; thence North 34 degrees 49 minutes 47 seconds West 118.16 feet to an iron pipe set this survey in the gravel area of the electric switch yard/transformer yard; thence North 54 degrees 59 minutes 03 seconds East 483.22 feet to an iron pipe set this survey; thence North 54 degrees 59 minutes 04 seconds East
            454.83 feet to an iron pipe set this survey; thence South 34 degrees 58 minutes 08 seconds East, generally along the east edge of Potline Building No. 1, 1,373.43 feet to an iron pipe set this survey near the edge of an asphalt drive; thence South 54 degrees 55 minutes 18 seconds West 978.64 feet to the point of beginning containing 30.761 acres, more or less, per survey by HRG, PLLC dated March 8, 2001 and signed March 23, 2001.

                                 EXCEPTION NO. 3

                               5TH POT LINE TRACT

            Commencing at the northwest corner of the Southwire Company Kentucky Plant (SCKP) facility (aka Rod and Cable Mill) 52.172 acre tract; thence North 61 degrees 54 minutes 49 seconds West 984.85 feet to the true POINT OF BEGINNING A 1/2 inch iron pipe set this survey; all iron pipe set this survey are 18" long schedule 40 steel pipe with a yellow plastic identifier marked "RINEY-PLS 2492" and being a common corner between the outlot for Potline No. 5 and the outlot for Potlines No. 1 through No. 4 (inclusive); thence South 54 degrees 55 minutes 18 seconds West 121.02 feet to an iron pipe set this survey near the edge of an asphalt drive; thence South 35 degrees 07 minutes 00 seconds East 88.87 feet to an iron pipe set this survey at the corner of a concrete parapet; thence South 54 degrees 59 minutes 13 seconds West 62.00 feet to an iron pipe set this survey at the corner of a concrete parapet wall; thence North 34 degrees 51 minutes 53 seconds West 88.80 feet to an iron pipe set this survey near the edge of an asphalt drive; thence South 54 degrees 55 minutes 18 seconds West 141.16 feet to an iron pipe set this survey in the asphalt pavement; thence North 34 degrees 54 minutes 40 seconds West 1,258.51 feet to an iron pipe set this survey in the asphalt pavement; thence North 55 degrees 14 minutes 55 seconds East 83.70 feet to an iron pipe set this survey near the south edge of an asphalt drive; thence North 34 degrees 32 minutes 25 seconds West just outside the edge of a concrete utility trough, passing an iron pipe set this survey at 112.75 feet, in all a total distance of 116.73 feet to a point situated just north of a concrete utility trough; thence generally parallel with the concrete utility trough North 54 degrees 59 minutes 03 seconds East 278.52 feet to an iron pipe set this survey in the graveled area of the electrical switch yard/transformer yard; thence South 34 degrees 49 minutes 47 seconds East 118.16 feet to an iron pipe set this survey near the south edge of an asphalt drive; thence South 55 degrees 16 minutes 19 seconds West 40.48 feet to an iron pipe set this survey; thence generally following the building wall between Potline No. 5 and Potline No. 4 South 34 degrees 58 minutes 38 seconds East 1,256.54 feet to the point of beginning, containing
            10.204 acres, more or less, per survey by HRG, PLLC dated March 8, 2001 and signed March 23, 2001.

                                  PARCEL NO. 3

                              NSA, LTD. WEST TRACT

            Beginning at a 1/2 inch iron pin bearing yellow plastic identifier marked 1927 in the western right of way of KY 334; thence with the line of Stephen J. Emmick (D.B. 85, Pg. 196) South 53 degrees 35 minutes 18 seconds West 879.97 feet to a 1/2 inch iron pin with a yellow plastic identifier marked McDaniel-LS 1927 found near the crest of a ridge; thence South 53 degrees 35 minutes 53 seconds West (passing a 1/2 inch iron pin found with identifier marker 1927 at 2,344.17 feet near the top of the bank at Muddy Gut Slough) in all a total distance of 2,394.17 feet to a point in said slough; thence continuing with another line of Emmick along a meander line generally following the flow channel of said slough the following nine courses: North 31 degrees 17 minutes 53 seconds West 200.54 feet to a calculated point; North 44 degrees 57 minutes 57 seconds West 147.71 feet to a calculated point; North 12 degrees 50 minutes 18 seconds West 109.64 feet to a calculated point; North 22 degrees 17 minutes 58 seconds West 258.13 feet to a calculated point; North 26 degrees 24 minutes 00 seconds West 116.03 feet to an iron pipe set this survey (all iron pipes set this survey are 1/2 inch I.D. steel pipe bearing a yellow plastic identifier marked "RINEY-PLS 2492"); North 29 degrees 00 minutes 27 seconds West 313.10 feet to an iron pipe set this survey; North 28 degrees 01 minutes 56 seconds West 184.74 feet to a calculated point; North 29 degrees 37 minutes 13 seconds West 90.00 feet to a calculated point; North 23 degrees 52 minutes 22 seconds West 108.98 feet to an iron pin found with identifier number 1927; thence continuing with another line of Emmick South 53 degrees 06 minutes 05 seconds West 1,071.72 feet to a concrete monument with an unmarked brass cap found in the eastern right of way of the CSX Railroad right of way, said point being
            39.32 feet from the centerline of said mainline railroad; thence 40 feet from and parallel with the centerline of said trackage along the east right of way of said railroad right of way the following thirteen courses: North 09 degrees 49 minutes 24 seconds West 17.77 feet to an iron pipe set this survey; North 12 degrees 00 minutes 52 seconds West 661.07 feet to an iron pipe set this survey; North 10 degrees 50 minutes 13 seconds West 93.51 feet to an iron pipe set this survey; North 08 degrees 51 minutes 27 seconds West 96.44 feet to an iron pipe set this survey; North 05 degrees 56 minutes 39 seconds West 101.09 feet to an iron pipe set this survey; North 02 degrees 24 minutes 19 seconds West 120.04 feet to an iron pipe set this survey; North 01 degree 01 minutes 08 seconds East 95.49 feet to an iron pipe set this survey; North 04 degrees 09 minutes 34 seconds East 98.61 feet to an iron pipe set this survey; North 07 degrees 06 minutes 18 seconds East 99.56 feet to an iron pipe set this survey; North 09 degrees 33 minutes 13 seconds East 101.53 feet to an iron pipe set this survey; North 10 degrees 47 minutes 43 seconds East 101.07 feet to an iron pipe set this survey; North 11 degrees 18 minutes 19 seconds East 125.94 feet to an iron pipe set this survey; North 11 degrees 08 minutes 34 seconds East 607.79 feet (said point being 38.47 feet from the centerline of said mainline railroad), crossing a Big Rivers R.E.C.C. easement (D.B. 72, Pg. 399) containing public highway KY 3092 and a railroad spur to a concrete monument with unmarked brass cap found, corner to line of J.R. Brantley (D.B. 84, Pg. 814); thence with the southern line of Brantley the following two courses:
            North 50 degrees 39 minutes 04 seconds East 191.76 feet to an iron pipe set this survey; North 50 degrees 28 minutes 50 seconds East 2,020.69 feet to an iron pipe set this survey; thence with the southern lines of Brantley and of Charles and David Winchell (D.B. 106, Pg. 240) North 49 degrees 49 minutes 53 seconds East 1,613.04 feet to an iron pipe set this survey, said point being in the western right of way of KY 334 at the intersection of KY 3092; thence with the western right of way of KY 334 and crossing Big Rivers R.E.C.C. easement (D.B. 72, Pg. 399) containing KY 3092 and a rail spur South 07 degrees 53 minutes 54 seconds East 89.45 feet to a mag nail set this survey (approximately 7-feet south of the centerline of KY 3092); thence South 08 degrees 02 minutes 41 seconds East 123.08 feet to an iron pipe set this survey; thence continuing with the western right of way said public highway the following thirteen courses: South 09 degrees 37 minutes 11 seconds East 68.02 feet to an iron pipe set this survey; South 10 degrees 06 minutes 38 seconds East 370.53 feet to a concrete right of way marker found; South 11 degrees 45 minutes 05 seconds East 171.47 feet to a concrete right of way marker found; South 14 degrees 15 minutes 53 seconds East 383.76 feet to a concrete right of way marker found; South 17 degrees 02 minutes 59 seconds East 419.39 feet to a concrete right of way marker found; South 18 degrees 56 minutes 25 seconds

            East 146.85 feet to an iron pipe set this survey; South 21 degrees 57 minutes 32 seconds East 405.42 feet to a 1/2 inch iron pin found with identifier number 1927; South 25 degrees 40 minutes 53 seconds East 303.90 feet to an iron pipe set this survey; South 26 degrees 04 minutes 54 seconds East 234.06 feet to an iron pipe set this survey; South 25 degrees 02 minutes 38 seconds East 300.19 feet to an iron pipe set this survey; South 26 degrees 34 minutes 17 seconds East 200.05 feet to an iron pipe set this survey; South 27 degrees 31 minutes 35 seconds East 300.11 feet to an iron pipe set this survey; South 29 degrees 15 minutes 35 seconds East 213.29 feet to the point of beginning, containing 295.46 acres, more or less, per survey by HRG, PLLC, dated March 8, 2001 and signed March 23, 2001.

            Parcel No. 1 (5th Pot Line Tract), Parcel No. 2 (less Exception No. 1, Exception No. 2 and Exception No. 3) , and Parcel No. 3 all described above are collectively referred to herein as the "Property" and are more particularly shown and described on a plat of survey entitled "Southwire Company, Located at 1987 State Route 271 N West Of Hawesville, Hancock County, Kentucky," dated March 8, 2001 and signed March 23, 2001, prepared by HRG, PLLC, scale 1' = 400' and recorded in Office of the Recorder of Hancock County, Kentucky in Plat Cabinet B, Slides 145 and 155, (the "Survey"), which Survey is incorporated by reference herein and made a part hereof. The Property is part of the same property conveyed by Southwire Company to NSA, Ltd. by deed dated March 26, 2001, of record in the Office of the Recorder of Hancock County, Kentucky in Deed Book 124, at page 102, and is all of the same property conveyed by NSA, Ltd. to Glencore Acquisition I LLC by deed dated April 2, 2001, of record in said Recorder's Office in Deed Book 124, at page 209; reference to which deeds is here made for all pertinent purposes.

                                    EASEMENTS

            The Property is expressly subject to and includes the benefit of the following easements and agreements: (i) Owners Agreement dated April 2, 2001 between NSA, Ltd., Glencore Acquisition I LLC, and Century Aluminum of Kentucky, LLC, of record in Deed Book 124, at page 222, (the "Owners Agreement");(ii) Reciprocal Easement Agreement dated April 2, 2001 between NSA, Ltd. and Southwire Company, of record in Deed Book 124, at page 164, (the "Reciprocal Easement"); (iii) Groundwater Treatment Building Lease dated April 2,

2001 between NSA, Ltd. and Glencore Acquisition I LLC, as Landlord, and Southwire Company, as Tenant, of record in Deed Book 124, at page 182, (the "Lease"); (iv) Environmental Access and Cooperation Agreement dated April 2, 2001 between NSA, Ltd., Glencore Acquisition I LLC, Century Aluminum of Kentucky, LLC and Southwire Company, of record in Deed Book 124, at page 194, (the "Environmental Access Agreement"); and (v) Reciprocal Easement Agreement dated April 2, 2001 between NSA, Ltd. and Glencore Acquisition I LLC, of record in Deed Book 124, at page 287, (the "Glencore Reciprocal Easement").

                                    EXHIBIT D

                        Form of Hawesville Purchase Note

                                    EXHIBIT E

                   Form of Letter of Credit Reimbursement Note

                                    EXHIBIT F

                          Allocation of Purchase Price

      With respect to Buyer's acquisition of the Interest, the Alumina Supply Interest and the GAC Purchased Working Capital, within sixty (60) calendar days following the Closing Date, Buyer shall deliver to GAC a schedule (the "Allocation Schedule") allocating the purchase price among the assets comprising the Interest, the Alumina Supply Interest and the GAC Purchased Working Capital. If GAC in good faith determines that there is a reasonable basis that any of the allocations or computations reflected on the Allocation Schedule are materially incorrect, GAC and Buyer will attempt in good faith to promptly agree on a revised Allocation Schedule. If the parties cannot resolve any such dispute within thirty (30) Business Days of the delivery by Buyer of the Allocation Schedule to GAC, the items remaining in dispute shall be submitted to the Arbitrator. If the Arbitrator determines that the items remaining in dispute are not materially incorrect, then GAC and Buyer shall be bound by the allocation prepared by Buyer. If the Arbitrator determines that one or more items remaining in dispute are materially incorrect, then GAC and Buyer shall be bound by the allocation of such items as determined by the Arbitrator. The Arbitrator shall make any such determination within thirty (30) Business Days after submission of the remaining disputed items.

                                    EXHIBIT G

                           Form of Security Agreement

                                    EXHIBIT H

                         Form of Reimbursement Agreement

                                  SCHEDULE 4.4

 Required consents, approvals, authorizations or filings with any governmental authority in relation to the execution of the Asset Purchase Agreement and the Deed.

1. Such consents, approvals, authorizations or filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations and rules promulgated pursuant to that act.

                                  SCHEDULE 4.9

                                   Tax Matters

None.

                                  SCHEDULE 5.4

 Required consents, approvals, authorizations or filings with any governmental authority in relation to the execution of the Asset Purchase Agreement, the Notes, the Reimbursement Agreement, the Security Agreement, the
                           Mortgage and the Guaranty

1. Such consents, approvals, authorizations or filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations and rules promulgated pursuant to that act.

2. Such consents, approvals, authorizations or filings as may be required under applicable federal or state securities laws and regulations and rules promulgated pursuant to such laws.

3. Such consents, approvals, authorizations or filings as may be required in connection with the perfection of the Security Interests (as defined in the Security Agreement).

                                  SCHEDULE 6.2

                                      Liens

All exceptions to title set forth on Schedule B to title policy number 100105528 dated April 5, 2001 issued by Chicago Title Insurance Company.

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                 GLENCORE LTD.,

                           GLENCORE ACQUISITION I LLC,

                              HANCOCK ALUMINUM LLC

                                       AND

                            CENTURY ALUMINUM COMPANY

                                   DATED AS OF

                                  April 1, 2003

                                Table of Contents

                                                                          Page #

Article I DEFINITIONS..........................................................2

Article II SALE AND PURCHASE OF ASSETS.........................................5

   2.1      Transfer of the Interest, Alumina Supply Interest and GAC
            Purchased Working Capital..........................................5
   2.2      The Fifth Potline Interest.........................................5
   2.3      The 20% Undivided Interest.........................................5
   2.4      The Additional Interest............................................5
   2.5      Assumed Liabilities................................................5

Article III PURCHASE PRICE AND ADJUSTMENT......................................6

   3.1      Purchase Price.....................................................6
   3.2      Payment of Purchase Price..........................................6
   3.3      Net Working Capital Adjustment.....................................6
   3.4      Allocation of Purchase Price.......................................8
   3.5      Effectiveness......................................................8

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER............................8

   4.1      Organization and Good Standing.....................................8
   4.2      Authority; Enforceability..........................................8
   4.3      No Conflict or Breach..............................................9
   4.4      Governmental Consents and Approvals................................9
   4.5      Litigation.........................................................9
   4.6      Valid Title; No Liens..............................................9
   4.7      GAC Purchased Working Capital......................................9
   4.8      Brokers...........................................................10
   4.9      GAC Tax Matters...................................................10
   4.10     Disclosure........................................................10

Article V REPRESENTATIONS AND WARRANTIES OF CENTURY...........................11

   5.1      Organization and Good Standing; Governing Documents...............11
   5.2      Authority; Enforceability.........................................11
   5.3      No Conflict or Breach.............................................11
   5.4      Governmental Consents and Approvals...............................12
   5.5      Litigation........................................................12
   5.6      Working Capital...................................................12
   5.7      Brokers...........................................................12
   5.8      Disclosure........................................................12

Article VI INDIVIDUAL COVENANTS...............................................12

   6.1      Covenants of Glencore.............................................12
   6.2      Covenants of Century..............................................13

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                                                                          Page #

Article VII MUTUAL COVENANTS..................................................15

   7.1      Best Efforts......................................................15
   7.2      Owners Agreement and Guarantees...................................15
   7.3      LLC Agreement.....................................................15

Article VIII CONDITIONS PRECEDENT TO CENTURY'S OBLIGATIONS....................16

   8.1      Representations and Warranties....................................16
   8.2      Compliance with Covenants.........................................16
   8.3      Absence of Litigation.............................................16
   8.4      Board Approval....................................................16
   8.5      Consent of Bank Lenders...........................................16
   8.6      Ancillary Agreements..............................................16

Article IX CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.......................16

   9.1      Representations and Warranties....................................16
   9.2      Compliance with Covenants.........................................17
   9.3      Absence of Litigation.............................................17
   9.4      Senior Management Approval........................................17
   9.5      Ancillary Agreements..............................................17

Article X CLOSING.............................................................17

   10.1     Closing...........................................................17
   10.2     Deliveries by Seller..............................................17
   10.3     Deliveries by Century.............................................18
   10.4     Transfer Costs....................................................18
   10.5     Further Assurances................................................19

Article XI INDEMNIFICATION....................................................19

   11.1     Indemnification by GAC............................................19
   11.2     Indemnification by Century........................................19
   11.3     Indemnification Threshold.........................................20
   11.4     Time Limits on Indemnification....................................20
   11.5     Notice of Third Party Claim.......................................20
   11.6     Claims between Buyer and GAC......................................21
   11.7     Dollar Limit on Indemnification by Century and GAC................21
   11.8     Exclusive Remedies................................................21

Article XII TERMINATION.......................................................21

   12.1     Termination.......................................................21
   12.2     Effect on Obligations.............................................22

Article XIII MISCELLANEOUS....................................................22

   13.1     Bulk Sales........................................................22
   13.2     Expenses..........................................................22
   13.3     Publicity.........................................................22


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                                                                          Page #

   13.4     Best Efforts......................................................22
   13.5     Notices...........................................................23
   13.6     Governing Law.....................................................23
   13.7     Dispute Resolution................................................23
   13.8     Counterparts......................................................23
   13.9     Assignment........................................................23
   13.10       Third Party Beneficiaries......................................24
   13.11       Headings.......................................................24
   13.12       Amendments.....................................................24
   13.13       Specific Performance...........................................24
   13.14       Access to Records..............................................24
   13.15       Severability...................................................24
   13.16       Entire Agreement...............................................24